Prospector Funds, Inc.

Financial Statements
June 6, 2007 (date of organization) through September 4, 2007

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Prospector Funds, Inc.

We have audited the accompanying statements of assets and liabilities of Prospector Funds, Inc., comprising the Prospector Capital Appreciation Fund and the Prospector Opportunity Fund (the “Funds”), as of September 4, 2007 and the related statement of operations for the period from June 6, 2007 (date of organization) through September 4, 2007.  These financial statements are the responsibility of the Funds’ management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement.  We were not engaged to perform an audit of the Funds’ internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds’ internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prospector Funds, Inc. at September 4, 2007, and the results of its operations for the period from June 6, 2007 (date of organization) through September 4, 2007, in conformity with U.S. generally accepted accounting principles.

/s/   Ernst & Young LLP

Minneapolis, MN
September 12, 2007

Prospector Funds, Inc. Statement of Assets and Liabilities September 4, 2007

	Capital Appreciation Fund	Opportunity Fund
ASSETS

Cash	$50,010	$50,010
Receivable from investment adviser	30,625	30,625
Deferred offering costs	97,950	97,950

Total assets	178,585	178,585

LIABILITIES

Payable for organizational costs	30,625	30,625
Accrued offering costs	97,950	97,950

Total liabilities	128,575	128,575

NET ASSETS	$50,010	$50,010

Capital shares outstanding, $.001 par value,
3,334 shares outstanding, 500,000,000
shares authorized for each fund	$3	$3
Additional paid in capital	50,007	50,007
	$50,010	$50,010

Net Asset Value, offering price and
redemption price per share	$15.00	$15.00

        The accompanying notes are an integral part of these financial statements.

Prospector Funds, Inc. Statement of Operations For the Period from June 6, 2007 (date of organization) to September 4, 2007

	Capital Appreciation Fund	Opportunity Fund
INCOME	$--	$--

EXPENSES

Organizational expenses	30,625	30,625
Less: expenses reimbursed by Adviser	(30,625)	(30,625)

Net Investment Income	$--	$--

        The accompanying notes are an integral part of these financial statements.

Prospector Funds, Inc. Notes to Financial Statements As of September 4, 2007

1.	Organization

The Prospector Funds, Inc. (the “Corporation”) was organized as a Maryland corporation on June 6, 2007 and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company issuing its shares in series, each series representing a distinct portfolio with its own investment objectives and policies.  The series presently authorized are the Prospector Capital Appreciation Fund and the Prospector Opportunity Fund (individually a “Fund”, collectively the “Funds”).  As of September 4, 2007, the Funds have had no operations other than those related to organizational matters.

2.	Significant Accounting Policies

The following is a summary of significant accounting policies consistently followed by each Fund in the preparation of its financial statements.  These policies are in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Security Valuation
Portfolio securities which are traded on an exchange are valued at the last sales price reported by the exchange on which the securities are primarily traded on the day of valuation.  If there are no sales on a given day for securities traded on an exchange, the latest bid quotation will be used.  Debt securities with remaining maturities of 60 days or less may be valued on an amortized cost basis, which involves valuing an instrument at its cost and thereafter assuming a constant amortization to maturity of any discount or premium, regardless of the impact of fluctuating rates on the market value of the instrument.  Any securities or other assets for which market quotations are not readily available are valued at fair value as determined in good faith by the Adviser pursuant to procedures established under the general supervision and responsibility of the Funds’ Board of Directors.

Currently, the Funds do not own any investment securities.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.  Actual results could differ from those estimates.

        The accompanying notes are an integral part of these financial statements.

Prospector Funds, Inc. Notes to Financial Statements, Continued As of September 4, 2007

Organizational and Offering Costs
Organizational costs consist of costs incurred to establish the Corporation and enable it to legally do business.  These expenses will be reimbursed by the Adviser.  Offering costs have been deferred and will be amortized on a straight-line basis over the first twelve months after the commencement of operations of each Fund.

Expenses
Expenses directly attributable to a Fund are charged to the Fund, while expenses attributable to more than one series of the Corporation are allocated among the respective series based on relative net assets or another appropriate basis.

Federal Income Taxes
The Funds intend to meet the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all net investment taxable income and net capital gains to shareholders in a manner which results in no tax cost to the Funds.  Therefore, no federal income or excise tax provision is recorded.

3.	Subsequent events

On September 7, 2007, the Company held its organizational meeting of the board of directors, at which time the following agreements and share capital were approved.

The Corporation has an Investment Advisory Agreement (the “Agreement”) with Prospector Partners Asset Management, LLC (the “Adviser”), with whom certain officers and directors of the Corporation are affiliated, to furnish investment advisory services to the Funds.  Under the terms of the Agreement, the Corporation, on behalf of the Funds, compensates the Adviser for its management services at the annual rate of 1.10% of average daily net assets.

The Corporation has entered into Fee Waiver and Expense Limitation Agreement with the Adviser whereby the Adviser has agreed to waive, through September 17, 2010 its management fee and/or reimburse each Fund’s other expenses (excluding extraordinary expenses), to the extent necessary to ensure that each Fund’s operating expenses do not exceed 1.50 % of the average daily net assets.  Any such waiver or reimbursement is subject to later adjustment to allow the Adviser to recoup amounts waived or reimbursed to the extent actual fees and expenses for a fiscal year are less than the respective expense cap limitations, provided, however, that the Adviser shall only be entitled to recoup such amounts for a period of three years from the date such amount was waived or reimbursed.

As of September 4, 2007, the Adviser owes each Fund $30,625 for costs incurred in connection with the Corporation’s organizational expenses in accordance with the fee waiver and expense limitation agreement.

        The accompanying notes are an integral part of these financial statements.

Prospector Funds, Inc. Notes to Financial Statements, Continued As of September 4, 2007

U.S. Bancorp Fund Services, LLC will act as the Fund’s administrator, accountant, and transfer agent.  Fees for administration are 0.08% on the first $300 million of managed assets, 0.07% on the next $500 million and 0.04% on the balance.  Fees for accounting include a base fee of $33,000 on the first $100 million of managed assets plus 0.02% on the next $250 million, 0.01% on the next one billion and 0.0075% on the balance for each Fund.  Fees for transfer agent include a base fee of $16,000 per Fund.   In addition to the fees described, there are additional out of pocket expenses such as printing, telephone, etc. that are paid to U.S. Bancorp Fund Services, LLC for these services.

Quasar Distributors, LLC will provide distribution services for the Funds at a fee of 0.01% of managed assets capped at $17,500 per Fund as well as out of pocket expenses.

U.S. Bank, N.A. will serve as the custodian for the Funds at a fee of 0.004% of the average daily market value of the account plus daily transaction fees and out of pocket expenses.

SK 02081 0009 810557

        The accompanying notes are an integral part of these financial statements.